Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257193 on Form S-1 of our report dated May 12, 2021 (July 6, 2021 as to the effect of the stock split described in Note 2), relating to the financial statements of F45 Training Holdings Inc. and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Costa Mesa, California
July 6, 2021